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                                                                     Exhibit 5.1

August 17, 1999

VaxGen, Inc.
1000 Marina Boulevard, Suite 200
Brisbane, CA  94005

RE:    FORM S-8 REGISTRATION STATEMENT

Ladies and Gentlemen:

We have acted as counsel to VaxGen, Inc. (the "Company") in connection with the preparation of its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which the Company will file with the Securities and Exchange Commission, with respect to an aggregate of 2,113,257 shares of Common Stock of the Company (the "Shares") issuable (a) upon exercise of options granted or to be granted under (1) the Company's 1996 Stock Option Plan, as amended (the "1996 Plan") and (2) the Company's 1998 Director Stock Option Plan (the "1998 Plan"), and (b) in connection with (1) the Amended and Restated Employment Agreement between the Company and Donald P. Francis (the "Francis Employment Agreement"), (2) the Amended and Restated Employment Agreement between the Company and Robert C. Nowinski (the "Nowinski Employment Agreement"), and (3) the Amended and Restated Employment Agreement between the Company and Phillip W. Berman (the "Berman Employment Agreement").

We have examined the Registration Statement and such other documents and records as we have deemed relevant and necessary for the purpose of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares issuable under the 1996 Plan, the 1998 Plan, the Francis Employment Agreement, the Nowinski Employment Agreement and the Berman Employment Agreement will, when issued pursuant to the terms of the foregoing documents and upon due execution by the Company and the registration by its registrar of the certificates for the Shares and issuance thereof by the Company and, in the case of stock options issuable under the 1996 Plan and the 1998 Plan, receipt by the Company of the consideration therefor in accordance with the terms of the 1996 Plan and the 1998 Plan, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,


/s/ Benjamin F. Stephens

Benjamin F. Stephens
         of
GRAHAM & JAMES LLP/RIDDELL WILLIAMS P.S.